Court Finds in Favor of Photon Dynamics in Amtower Lawsuit

SAN JOSE, CA -- 05/09/2006 -- Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display (FPD) market, today announced that the Superior Court of California, County of Santa Clara has entered judgment in favor of the company and two former officers in the case of Amtower vs. Photon Dynamics, Inc. et al No. CV797876. Previously, the court had dismissed all claims against outside directors named in the suit on a motion for nonsuit and had dismissed all securities claims as being time-barred. Amtower sued Photon Dynamics et al alleging breach of fiduciary duty regarding insider trading policies. This judgment is subject to appeal.

About Photon Dynamics

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its website at www.photondynamics.com.

Contact:
Photon Dynamics
Maureen Lamb
(408) 360-3581
maureen.lamb@photondynamics.com